Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS SECOND-QUARTER 2008 RESULTS
WINSTON-SALEM, N.C. (July 29, 2008) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2008 second quarter.
Earnings increased in the quarter as a result of continued strategic execution, while sales declined, reflective of the challenging retail sales environment for apparel and later timing of back-to-school shipments.
Earnings per diluted share in the quarter more than doubled to $0.60. Excluding actions, non-GAAP earnings per diluted share increased by 20 percent to $0.65, up $0.11 as a result of reduced long-term debt, lower base interest rates, and lower income tax expense as a result of the company’s global supply chain strategy. Total net sales decreased by 4.4 percent to $1.07 billion.
“We are pleased with continued earnings per share growth as a result of executing our improvement strategies, despite operating in a tough economic environment,” Hanesbrands Chief Executive Officer Richard A. Noll said. “Most of our business improvement initiatives are working, but we are continuing to address sales declines, which were primarily centered around intimate apparel product categories.”
Noteworthy Financial Highlights
Selected highlights for the quarter and six months ended June 28, 2008, compared with the year-ago periods ended June 30, 2007, include:
•	Earnings per diluted share in the quarter increased by 131 percent to $0.60, up from $0.26 a year ago. Diluted EPS for the six-month period increased by 149 percent to $0.97. Non-GAAP diluted EPS, which excludes actions, increased by 20 percent for the quarter and 32 percent for the first six months.

Non-GAAP net income, which excludes actions, increased by $10 million in the quarter, primarily as a result of lower interest expense, lower income tax expense as a result of global supply chain initiatives, and cost reductions that were offset by lower sales.

Hanesbrands Inc. Reports Second-Quarter 2008 Results — Page 2
•	Operating profit in the quarter increased by 28 percent to $113.1 million and increased by 28 percent to $200.9 million in the six-month period.

The non-GAAP operating profit margin, which excludes actions, was 11.2 percent in the quarter, the same as last year’s quarter. For the six-month period, the non-GAAP operating profit margin increased to 10.4 percent versus 10.0 percent a year ago.

The benefits of cost-reduction efforts, including operating fewer, larger facilities in lower-cost countries, distribution center streamlining and organization consolidation, contributed to an improved gross profit margin and flat selling, general and administrative expenses.

•	Total net sales in the quarter decreased by $50 million to $1.07 billion. Sales primarily decreased in the company’s innerwear segment, with particularly soft sales for intimate apparel product categories. Later back-to-school shipments compared with a year ago also contributed to the innerwear decline.

International segment sales increased by 20 percent in the quarter as a result of favorable foreign currency exchange rates and growth. The increase in international sales more than offset sales declines in the outerwear segment, the hosiery segment and the other segment.

“We are focused on driving a great execution of back-to-school and year-end holiday sales programs.” Noll said. “We are confident that our brand investment, product development, and customer programs are the best approach to competing in the current retail climate.”
(Diluted EPS excluding actions, net income excluding actions and operating profit margin excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the current or year-ago quarter were restructuring and related charges, amortization of gain on postretirement benefits, nonrecurring spinoff and related charges, and the tax effect on these items. See Table 4 for details and reconciliation with reported operating results consistent with generally accepted accounting principles.)
Other Comments
Since the company’s spin off, Hanesbrands has strategically structured its debt and managed its exposure to interest rates, and the company benefited from these efforts in the first half of 2008. As part of this ongoing strategic effort, the company earlier this month took advantage of an opportunity to fix the interest rate on $500 million of floating-rate bonds for four years at 7.64 percent. Of the company’s approximate $2.3 billion in debt, $1 billion is at fixed rates.

Hanesbrands Inc. Reports Second-Quarter 2008 Results — Page 3
In May, Standard & Poor’s Ratings Services raised its corporate credit rating on Hanesbrands to BB- from B+, reflecting the company’s strategic execution progress and positive operating momentum as a stand-alone company.
The company also launched its Hanes television, print and Internet advertising and marketing campaign featuring Michael Jordan and actor Charlie Sheen for Hanes Lay Flat Collar Undershirts and Hanes No Ride Up Boxer briefs, the brand’s latest innovation in product comfort and fit.
Hanesbrands continues to make significant progress in expanding its supply chain in Asia as part of its global strategy of consolidating manufacturing into fewer, larger facilities in lower-cost countries.
In the second quarter, the company added three company-owned sewing plants in Southeast Asia — two in Vietnam and one in Thailand — giving the company four sewing plants in Asia. In Nanjing, China, construction is under way on the company’s first Asian textile fabric plant, which is scheduled to start production in 2009. By the end of the year, the company expects to have more than 6,000 employees in Asia, triple the number at the beginning of the year.
Hanesbrands has reached planned fabric production levels at its off-shore textile facilities in the Dominican Republic and El Salvador. Further expansion is planned in El Salvador.
In addition, the company continues to streamline and refine its distribution network. In the second quarter, expansion of its Honduras distribution center was completed, doubling its size. That follows the completion in the fourth quarter last year of a mixing center in the Dominican Republic. Both centers ship directly to customers in the United States, utilizing the company’s integrated networks of fabric production and sewing plants located in Central America and the Dominican Republic.
“We are focused on our improvement strategies to sell more, spend less and generate cash,” Noll said. “We are executing our cost-reduction, debt-management and globalization strategies to increase profit while we continue to focus on improving sales performance.”
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide investors with an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m. EDT.

Hanesbrands Inc. Reports Second-Quarter 2008 Results — Page 4
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately 7 p.m. EDT today until midnight EDT on Aug. 5, 2008. The replay will be available by calling toll-free (800) 642-1687, or via toll-call at (706) 645-9291. The replay pass code is 55214580.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost countries around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; fluctuations in the price or availability of cotton, oil or labor; inflationary pressure on consumer demand; our debt and debt-service requirements that restrict our operating and financial flexibility and impose interest and financing costs; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2007 Annual Report on Form 10-K, 2008 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 28, 2008	June 30, 2007	% Change	June 28, 2008	June 30, 2007	% Change
Net sales:
Innerwear	$636,335	$691,504		$1,180,065	$1,281,951
Outerwear	260,137	263,596		532,342	547,231
Hosiery	49,734	51,402		116,475	125,095
International	130,903	109,001		235,539	199,778
Other	4,174	17,644		15,295	33,042

Total segment net sales	1,081,283	1,133,147		2,079,716	2,187,097
Less: Intersegment	9,112	11,240		19,698	25,296

Total net sales	1,072,171	1,121,907	-4.4%	2,060,018	2,161,801	-4.7%

Cost of sales	691,215	741,550		1,334,098	1,441,765

Gross profit	380,956	380,357	0.2%	725,920	720,036	0.8%
As a % of net sales	35.5%	33.9%		35.2%	33.3%

Selling, general and administrative expenses	266,427	266,017		521,039	520,584
As a % of net sales	24.8%	23.7%		25.3%	24.1%

Restructuring	1,442	26,225		4,000	42,471

Operating profit	113,087	88,115	28.3%	200,881	156,981	28.0%
As a % of net sales	10.5%	7.9%		9.8%	7.3%

Other expenses	—	551		—	551
Interest expense, net	37,635	51,230		78,029	102,947

Income before income tax expense	75,452	36,334		122,852	53,483
Income tax expense	18,108	10,900		29,484	16,045

Net income	$57,344	$25,434	125.5%	$93,368	$37,438	149.4%

Earnings per share:
Basic	$0.61	$0.26		$0.99	$0.39
Diluted	$0.60	$0.26	130.8%	$0.97	$0.39	148.7%

Weighted average shares outstanding:
Basic	94,355	96,254		94,395	96,343
Diluted	96,059	97,224		95,839	97,136

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 28, 2008	December 29, 2007
Assets
Cash and cash equivalents	$96,918	$174,236
Trade accounts receivable, net	547,617	575,069
Inventories, net	1,342,184	1,117,052
Other current assets	236,021	227,977

Total current assets	2,222,740	2,094,334

Property, net	547,162	534,286
Intangible assets and goodwill	473,984	461,691
Other noncurrent assets	333,685	349,172

Total assets	$3,577,571	$3,439,483

Liabilities
Accounts payable and accrued liabilities	$670,518	$669,405
Other current liabilities	58,636	19,577

Total current liabilities	729,154	688,982

Long-term debt	2,315,250	2,315,250
Other noncurrent liabilities	142,420	146,347

Total liabilities	3,186,824	3,150,579

Equity	390,747	288,904

Total liabilities and equity	$3,577,571	$3,439,483

TABLE 3

HANESBRANDS INC. Condensed Consolidated Statements of Cash Flows (Dollars in thousands) (Unaudited)
	Six Months Ended
	June 28, 2008	June 30, 2007
Operating Activities:
Net income	$93,368	$37,438
Depreciation and amortization	54,960	66,263
Other noncash items	7,526	11,765
Changes in assets and liabilities, net	(205,816)	(13,908)

Net cash (used in) provided by operating activities	(49,962)	101,558

Investing Activities:
Purchases of property and equipment, net and other	(74,020)	(11,485)

Financing Activities:
Net borrowings on notes payable, stock repurchases and other	45,533	(70,704)

Effect of changes in foreign currency exchange rates on cash	1,131	1,051

(Decrease) increase in cash and cash equivalents	(77,318)	20,420

Cash and cash equivalents at beginning of year	174,236	155,973

Cash and cash equivalents at end of period	$96,918	$176,393

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands, excluding per-share amounts)
(Unaudited)
Reconciliation of Reported Operating
Results with Certain Information
Excluding Actions

	Quarter Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
A. Excluding actions data

Gross profit	$385,589	$392,770	$733,111	$737,716
SG&A	265,849	266,713	519,818	522,492
Operating profit	119,740	126,057	213,293	215,224
Net operating profit after taxes (NOPAT)	91,002	88,240	162,103	150,657
Net income	62,400	52,379	102,801	78,594
Earnings per diluted share	0.65	0.54	1.07	0.81

As a % of net sales
Gross profit	36.0%	35.0%	35.6%	34.1%
SG&A	24.8%	23.8%	25.2%	24.2%
Operating profit	11.2%	11.2%	10.4%	10.0%
Net income	5.8%	4.7%	5.0%	3.6%

B. Operating results excluding actions

Gross profit as reported	$380,956	$380,357	$725,920	$720,036
Accelerated depreciation included in Cost of sales	4,633	12,413	7,191	17,680

Gross profit excluding actions	$385,589	$392,770	$733,111	$737,716

SG&A as reported	$266,427	$266,017	$521,039	$520,584
Amortization of gain on postretirement benefits included in SG&A	—	2,012	—	4,025
Spinoff and related charges included in SG&A	—	(368)	—	(1,169)
Accelerated depreciation included in SG&A	(578)	(948)	(1,221)	(948)

SG&A excluding actions	$265,849	$266,713	$519,818	$522,492

Operating profit as reported	$113,087	$88,115	$200,881	$156,981
Gross profit actions	4,633	12,413	7,191	17,680
SG&A actions	578	(696)	1,221	(1,908)
Restructuring	1,442	26,225	4,000	42,471

Operating profit excluding actions	119,740	126,057	213,293	215,224
Income tax expense at effective rate	(28,738)	(37,817)	(51,190)	(64,567)

NOPAT	$91,002	$88,240	$162,103	$150,657

C. Net income excluding actions

Net income as reported	$57,344	$25,434	$93,368	$37,438
Gross profit actions	4,633	12,413	7,191	17,680
SG&A actions	578	(696)	1,221	(1,908)
Restructuring	1,442	26,225	4,000	42,471
Loss on early extinguishment of debt	—	551	—	551
Tax effect on actions	(1,597)	(11,548)	(2,979)	(17,638)

Net income excluding actions	$62,400	$52,379	$102,801	$78,594

D. EBITDA

Net income	$57,344	$25,434	$93,368	$37,438
Interest expense, net	37,635	51,230	78,029	102,947
Income tax expense	18,108	10,900	29,484	16,045
Depreciation and amortization	28,696	38,093	54,960	66,263

Total EBITDA	$141,783	$125,657	$255,841	$222,693